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                                                                      EXHIBIT 99


ZILA, INC.                                                                  NEWS
5227 N. 7th Street  -  Phoenix, Arizona 85014  - (602) 266-6700 -
Fax (602) 234-2264  -  www.zila.com

Immediate Release: 7/31/01                  Contact: Joseph Hines (602) 266-6700


            ZILA REPORTS SIGNIFICANT INCREASE IN 4TH QUARTER REVENUE;
      LOAN MODIFICATION EXTENDED, NEW BANKING RELATIONSHIP BEING FINALIZED

Phoenix, Arizona - Zila, Inc. (Nasdaq: ZILA), international provider of healthcare and biotechnology products and services for dental/medical professionals and consumers, announced that revenue in the fourth quarter of fiscal year 2001 (ending July 31, 2001), is up substantially compared to the previous quarter and higher than the fourth quarter a year ago. Zila President Joseph Hines noted: "We expect to report a substantial improvement in operating results for the fourth quarter over the previous quarter, with the Company's Inter-Cal Nutraceuticals division leading the way."

Zila also announced that Bank One, Arizona, NA, and the Company have agreed to extend Zila's existing loan modification agreement until August 31, 2001. Hines said the Company is in the final stages of negotiating a new banking relationship and line of credit with another respected financial institution; an announcement of those arrangements is expected shortly.

Headquartered in Phoenix, Arizona, USA, Zila has six divisions: Zila Consumer Pharmaceuticals, marketer of Zilactin(R) oral healthcare products; Zila Professional Pharmaceuticals, marketer of Peridex(R) prescription mouthrinse, OraTest(R) oral cancer detection products, the Pro-Ties(TM) bundling system for instrument sterilization, and antiseptic Pro-Wash(TM) and Pro-Scrub(TM) products; Zila Dental Supply(TM), a national dental supplies distributor; Inter-Cal Nutraceuticals, manufacturer and supplier of patented Ester-C(R) branded products and botanicals such as Palmettx(TM) saw palmetto extract -- value-added ingredients for the global nutrition industry; Zila Europe, marketer of OraTest products in the EU; and Zila Technical Operations, manufacturer of pharmaceutical-grade Zila(R) Tolonium Chloride, as well as dry-handled pre-moistened swab products at its Innovate Swab Technologies unit, and internal source of product development, technical and compliance expertise. For Company or product information, visit www.zila.com; register at "Investor Relations/Email Alert" for e-mail notification of Company news.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila's expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company's control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this document will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila's future results, please refer to Zila's annual report on Form 10-K for its fiscal year ended July 31, 2000, and its quarterly report on Form 10-Q for the quarter ended April 30, 2001, filed with the US Securities and Exchange Commission.